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                         SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE (the "Second Supplemental Indenture"), dated as of May __, 1995, by and among Healthtrust, Inc. - The Hospital Company, a corporation duly organized and existing under the laws of the State of Delaware ("Healthtrust"), having its principal offices at 4225 Harding Road, Nashville, Tennessee 37205, Columbia/HCA Healthcare Corporation, a corporation duly organized and existing under the laws of the State of Delaware ("Columbia"), having its principal offices at One Park Plaza, Nashville, Tennessee 37203, and The First National Bank of Boston, a national banking association duly organized and existing under the laws of the United States of America (the "Trustee"), having its principal corporate trust offices at 150 Royall Street, Canton, Massachusetts 02021. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as such term is defined below).

     WHEREAS, Healthtrust and the Trustee duly executed, and Healthtrust duly delivered to the Trustee, the Indenture, dated as of March 30, 1993, (as amended by the First Supplemental Indenture, the "Indenture"), relating to $200,000,000 original principal amount of Healthtrust's 10 1/4% Subordinated Notes due April 15, 2004 (the "10 1/4% Notes") and $300,000,000 original principal amount of Healthtrust's 8 3/4% Subordinated Debentures due March 15, 2005 (the "8 3/4% Debentures") (the 10 1/4% Notes together with the 8 3/4% Debentures, the "Securities");

     WHEREAS, effective as of April 24, 1995, pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 4, 1994, by and among Columbia, COL Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and Healthtrust, Merger Sub was merged with and into Healthtrust, which thereby became a wholly owned subsidiary of Columbia (the "Merger"), and the shares of Common Stock, $.001 par value, of Healthtrust were exchanged for shares of Common Stock, $.01 par value, of Columbia, at the Exchange Ratio defined and specified in the Merger Agreement;

     WHEREAS, Healthtrust, Columbia and the Trustee duly executed, and Healthtrust and Columbia duly delivered to the Trustee, in accordance with the terms of the Indenture, the First Supplemental Indenture, dated as of April 24, 1995 (the "First Supplemental Indenture"), pursuant to which Columbia became a co-obligor with respect to the Securities;

     WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee have obtained the consent of the Holders
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of not less than a majority of the aggregate outstanding principal amount of each of the 10 1/4% Notes and the 8 3/4% Debentures to the amendments contemplated herein;

     WHEREAS, the Boards of Directors of Columbia and Healthtrust have authorized the execution of this Second Supplemental Indenture and its delivery to the Trustee; and

     WHEREAS, all actions necessary to make this Second Supplemental Indenture the legal, valid and binding obligation of the parties hereto in accordance with its terms and the terms of the Indenture have been performed;

     NOW THEREFORE, in consideration of the promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of the Securities as follows.

                                   ARTICLE I
                                   AMENDMENTS

     Upon execution of this Second Supplemental Indenture, the terms of the Securities and the Indenture as it relates to the Securities shall be amended as follows:

     Section 1.1. The Indenture shall be amended by replacing all references to the term "Indebtedness" with the term "Debt"; provided, however, the term "Indebtedness" shall not be replaced with the term "Debt" in (i) the definition of "Senior Indebtedness" in Section 1.01, (ii) Article Six and (iii) Section 13.01.

     Section 1.2. Section 1.01 of the Indenture shall be amended by deleting, in their entirety, the following definitions: "Change of Control", "Change of Control Triggering Event", "Consolidated Capital Expenditure Indebtedness", "Consolidated Interest Expense", "Consolidated Net Income", "Consolidated Net Worth", "Consolidated Non-cash Charges", "Consolidated Tax Expense", "Fixed Charge Coverage Ratio", "Healthcare Venture", "Investment", "Permitted Indebtedness", "Permitted Investments", "Permitted Payments", "Physician Support Obligations", "Rating Agencies", "Rating Category", "Rating Date" and "Rating Decline".

     Section 1.3. Section 1.01 of the Indenture shall be further amended by adding the following definitions in appropriate alphabetical order:

                    "Attributable Debt" means as of the date of determination,
          (i) as to any capitalized lease obligations, the indebtedness carried on the balance

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          sheet in accordance with generally accepted accounting principles and
          (ii) as to any operating leases, the total net amount of rent required to be paid under such leases during the remaining term thereof, discounted at the rate of 1% per annum over the weighted average yield to Stated Maturity of all Debt Securities Outstanding (as such term is defined in the Columbia Indenture), or, in the event there are no Debt Securities Outstanding (as such term is defined in the Columbia Indenture), Outstanding Securities hereunder, compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. The net amount of rent required to be paid shall also exclude contingent rent payments that are based on factors, such as revenue growth, that are not part of required minimum rent payments. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Debt" does not include any obligation to make payments arising from the transfer of tax benefits under the United States Economic Recovery Tax Act of 1981 to the extent such obligation is conditioned upon receipt of payments from another Person.

                    "Code" means the Internal Revenue Code of 1986.

                    "Columbia" means Columbia/HCA Healthcare Corporation, a Delaware corporation.

                    "Columbia Indenture" means the indenture, dated as of December 15, 1993, from Columbia to The First National Bank of Chicago, as trustee.

                    "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of the Company (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and further excluding any deferred income taxes that are

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          included in current liabilities) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

                    "Consolidated Subsidiaries" means those Subsidiaries that are consolidated with the Company for financial reporting purposes.

                    "Debt" means (i) indebtedness of any Person for borrowed money, (ii) indebtedness of any Person (including capitalized lease obligations) for the deferred payment of the purchase price of property or assets purchased, and (iii) guarantees or other contingent obligations of any Person of or for borrowed money of another Person or indebtedness of another Person for the deferred payment of the purchase price of property or assets purchased; provided, however, that with respect to the Company or a Restricted Subsidiary, as the case may be, Debt shall not include indebtedness owed by a Restricted Subsidiary to the Company, by a Restricted Subsidiary to a Subsidiary or by the Company to a Subsidiary.

                    "Debt Securities" means any Debt Securities authenticated and delivered under the Columbia Indenture.

                    "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed that would, in accordance with generally accepted accounting principles, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

                    "Independent" when used with respect to any specified Person means such a Person who (i) is in fact independent with respect to the Company, (ii) does not have any direct financial interest or any material indirect financial interest in the Company or in any other obligor upon the Securities or in any Affiliate of the Company or of such other obligor, and (iii) is not connected with the Company or such other obligor or any Affiliate of the Company or of such other obligor, as an officer, employee, promoter, underwriter,

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          trustee, partner, director or person performing similar functions.

                    "Mortgages" means mortgages, liens, pledges or other encumbrances.

                    "Permitted Subsidiary Refinancing Debt" means Debt of any Subsidiary, the proceeds of which are used to renew, extend, refinance or refund outstanding Debt of such Subsidiary, provided that such Debt is scheduled to mature no earlier than the Debt being renewed, extended, refinanced or refunded; provided, further, that such Debt shall be Permitted Subsidiary Refinancing Debt only to the extent that the aggregate principal amount of such Debt (or, if such Debt is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom) does not exceed the aggregate principal amount then outstanding under the Debt being renewed, extended, refinanced or refunded (or if the Debt being renewed, extended, refinanced or refunded, was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with generally accepted accounting principles.)

                    "Principal Property" means each acute care hospital providing general medical and surgical services (excluding equipment, personal property and hospitals that primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) owned solely by the Company and/or one or more of its Subsidiaries and located in the United States of America.

                    "Restricted Subsidiary" means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary which was an Unrestricted Subsidiary but which, subsequent to the date hereof, is designated by the Company (by Board Resolution) to be a Restricted Subsidiary; provided, however, that the Company may not designate any such Subsidiary to be a Restricted Subsidiary if the Company would thereby breach any covenant or agreement contained in the Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Debt or Preferred Stock or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation).

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                    "Sale and Lease-back Transaction" shall have the meaning set forth in Section 5.06.


               "Second Supplemental Indenture" means the Second Supplemental Indenture dated as of _______, 1995, from the Company and Columbia to the Trustee.

                    "Unrestricted Subsidiary" means (a) any Subsidiary acquired or organized after the date of the Columbia Indenture, provided, however, that such Subsidiary is not a successor, directly or indirectly, to, and does not directly or indirectly own any equity interest in, any Restricted Subsidiary; (b) any Subsidiary the principal business of which consists of obtaining financing in capital markets outside the United States of America or financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by Persons including the Company or a Subsidiary; (c) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes or land, buildings or related real property owned by the Company or any Subsidiary as of the date of the Indenture; (d) any Subsidiary of the Company as of the date of the Columbia Indenture of which the Company, directly or indirectly, owns less than 100% of the voting securities entitling the holders thereof to elect a majority of the directors (or, in the case of a partnership, of which the Company, directly or indirectly, owns less than 100% of the general partnership interests therein); or (e) stock or other securities of an Unrestricted Subsidiary of the character described in clauses (a) through (d) of this definition, unless and until, in each of the cases specified in this paragraph, any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of "Restricted Subsidiary."

          Section 1.4 The definition of "Senior Indebtedness" in Section 1.01 of the Indenture shall be amended by deleting the words "permitted under Section 5.06" in the thirteenth line thereof.

          Section 1.5. The definition of "Stated Maturity" in Section 1.01 of the Indenture shall be amended by adding (i) the words "or Debt Security, as the context requires," after the word "Security" in the second line thereof, (ii) the words "principal, premium or" after the word "any" in the second line thereof and before the word "interest" in the fourth line thereof and (iii)

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the words "or Debt Security" after the word "Security" in the third and fifth lines thereof.

          Section 1.6. The definition of "Subsidiary" in Section 1.01 of the Indenture shall be amended by adding at the end thereof the following proviso:
"provided, however, that, for purposes of Sections 5.05, 5.06, 5.07 and 5.08 and the defined term as used in each such Section, the term Subsidiary shall not include any corporation or partnership controlled by the Company (herein referred to as an "Affiliated Entity") which:

               (a) does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets within the continental limits of the United States of America;

               (b) is principally engaged in the business of financing (including, without limitation, the purchase, holding, sale or discounting of or lending upon any notes, contracts, leases or other forms of obligations) the sale or lease of merchandise, equipment or services (1) by the Company, or (2) by a Subsidiary (whether such sales or leases have been made before or after the date when such corporation or partnership became a Subsidiary), or (3) by another Affiliated Entity, or (4) by any corporation or partnership prior to the time when substantially all its assets have heretofore been or shall hereafter have been acquired by the Company;

               (c) is principally engaged in the business of owning, leasing, dealing in or developing real property;

               (d) is principally engaged in the holding of stock in and/or the financing of operations of, an Affiliated Entity; or

               (e) is principally engaged in the business of (i) offering health benefit products or (ii) insuring against professional and general liability risks of the Company.

          Section 1.7. Section 5.05 of the Indenture shall be amended by replacing it, in its entirety, with the following:

          "SECTION 5.05.  Limitations on Mortgages.

                    Except as provided in Article Thirteen, nothing in this Indenture or in the Securities shall in any way restrict or prevent the Company or any Subsidiary from incurring any indebtedness; provided that the Company covenants and agrees that neither it

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          nor any Subsidiary will issue, assume or guarantee any indebtedness or obligation secured by Mortgages upon any Principal Property, without effectively providing that the Securities then Outstanding and thereafter created (together with, if the Company so determines, any other indebtedness or obligation then existing and any other indebtedness or obligation thereafter created ranking equally with the Securities) shall be secured equally and ratably with (or prior to) such indebtedness or obligation as long as such indebtedness or obligation shall be so secured, except that the foregoing provisions shall not apply to:

               (a) (i) Mortgages to secure all or any part of the purchase price or the cost of construction of property acquired or constructed by the Company or a Subsidiary, provided such indebtedness and related Mortgage are incurred within 18 months after acquisition, or completion of construction and full operation, whichever is later;

                    (ii) Mortgages on property owned by the Company or a Subsidiary to secure indebtedness incurred to construct additions, substantial repairs or alterations or substantial improvements to such properties, provided the amount of such indebtedness does not exceed the expense incurred to construct such additions, substantial repairs or alterations or substantial improvements and provided further that such indebtedness and related Mortgage are incurred within 18 months after the completion of such construction, repairs, alterations or improvements;

               (b) Mortgages existing on property at the time of acquisition of such property by the Company or a Subsidiary or on the property of a corporation at the time of the acquisition of such corporation by the Company or a Subsidiary (including acquisitions through merger or consolidation);

               (c) Mortgages to secure indebtedness on which the interest payments to bondholders are exempt from federal income tax under
          Section 103 of the Code;

               (d) In the case of a Consolidated Subsidiary, Mortgages in favor of the Company or another Consolidated Subsidiary;

               (e) Mortgages existing on the date of the Second Supplemental Indenture;

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               (f) Mortgages in favor of a government or governmental entity that:

                       (i) secure indebtedness which is guaranteed by the
               government or governmental entity, or

                       (ii) secure indebtedness incurred to finance all or some
               of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or

                       (iii) secure indebtedness incurred to finance all or some of the purchase price or cost of construction of the property subject to the Mortgage;

               (g) Mortgages incurred in connection with the borrowing of funds if within 120 days after entering into such Mortgage, such funds are used to repay indebtedness in the same principal amount secured by other Mortgages on Principal Property with a fair market value at least equal to the fair market value of the Principal Property that secures the new Mortgages, in each case based on an appraisal by an Independent professional appraiser;

               (h) Mortgages arising in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Code (or any similar provision of law from time to time in effect); provided, that such Mortgages (i) are incurred within 90 days (or any longer period, not in excess of one year, as any such provision of law may from time to time permit) after the acquisition of the property or equipment subject to said Mortgage, (ii) do not extend to any other property or equipment and (iii) are solely for the purpose of said transfer of tax benefits or otherwise permitted by this Section 5.05; and

               (i) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (h) inclusive or of any indebtedness secured thereby; provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property that secured the

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          Mortgage extended, renewed or replaced (plus improvements on such property)."

          Section 1.8. Section 5.06 of the Indenture shall be amended by replacing it, in its entirety, with the following:

          "SECTION 5.06.  Limitations on Sale and Lease-Back.

                    The Company covenants and agrees that neither it nor any Subsidiary will enter into any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary for a period of more than three years of any Principal Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property ("Sale and Lease-Back Transactions") unless either:

                    (i) the Company or such Subsidiary would be entitled,
               pursuant to Section 5.05, to incur indebtedness secured by a Mortgage on the property to be leased, without equally and ratable securing the Securities, or

                   (ii) the Company (and in any such case the Company covenants and agrees that it will do so) during or immediately after the expiration of 120 days after the effective date of such Sale and Lease-Back Transaction (whether made by the Company or a Subsidiary) applies to the voluntary retirement of Funded Debt and/or the acquisition or construction of Principal Property an amount equal to the value of such Sale and Lease-Back Transaction, less the principal amount of Securities delivered, within 120 days after the effective date of such arrangement, to the Trustee for retirement and cancellation and the principal amount of other Funded Debt voluntarily retired by the Company within such 120-day period, excluding retirements of Securities and other Funded Debt as a result of conversions or pursuant to mandatory sinking fund or prepayment provisions or by payment at maturity.

                    For purposes of this Section 5.06, the term "value" shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the

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          sale or transfer of the property leased pursuant to such Sale and
          Lease-Back Transaction or (2) the fair value in the opinion of the Chief Financial Officer of the Company of such property at the time of entering into such Sale and Lease-Back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease."

          Section 1.9. Section 5.07 of the Indenture shall be amended by replacing it, in its entirety, with the following:

          "SECTION 5.07.  Limitations on Incurrence of Debt or
                          Issuance of Preferred Stock by
                          Restricted Subsidiaries.

                    The Company shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of or become responsible for the payment of, as applicable, any Debt or Preferred Stock other than:

                       (i) Debt of the Company or a Restricted Subsidiary
               outstanding on the date of the Second Supplemental Indenture;

                       (ii) Debt of a Restricted Subsidiary that represents the
               assumption by such Restricted Subsidiary of Debt of another Restricted Subsidiary;

                       (iii) Debt or Preferred Stock of any corporation or partnership existing at the time such corporation or partnership becomes a Subsidiary;

                       (iv) Debt of a Restricted Subsidiary arising from
               agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries incurred or assumed in connection with the disposition of any business, property or Subsidiary, other than guarantees or similar credit support by any Restricted Subsidiary of indebtedness incurred by any Person acquiring all or any portion of such business, property or Subsidiary for the purpose of financing such

                                       11
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               acquisition, provided that the maximum aggregate liability in respect of all such Debt in the nature of such guarantees will at no time exceed the gross proceeds (including cash and the fair market value of property other than cash) actually received from the disposition of such business, property or Subsidiary;

                       (v) Debt of a Restricted Subsidiary in respect of
               performance, surety and other similar bonds, bankers acceptances and letters of credit provided by such Restricted Subsidiary in the ordinary course of business;

                       (vi) Debt of the Company or a Restricted Subsidiary
               secured by a Mortgage incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that (A) such Mortgage and the Debt secured thereby are incurred within 18 months of the later of such acquisition or completion of construction (or such addition, repair, alteration or improvement) and full operation thereof and (B) such Mortgage does not relate to any property other than the property so purchased or constructed (or added, repaired, altered or improved);

                       (vii)  Permitted Subsidiary Refinancing Debt;

                       (viii) Debt (including without limitation, Debt arising from a guarantee) of a Restricted Subsidiary to the Company or another Subsidiary, but only for so long as held or owned by the Company or another Subsidiary; or

                       (ix) any obligation pursuant to a Sale and Lease-Back
               Transaction permitted under Section 5.06."

          Section 1.10. Section 5.08 of the Indenture shall be amended by replacing it, in its entirety, with the following:

          "SECTION 5.08.  Exempted Transactions.

                    Notwithstanding the provisions of Sections 5.05, 5.06 and 5.07, the Company and any Subsidiary may issue, assume or guarantee indebtedness secured by Mortgages and enter into Sale and Lease-Back Transactions that would otherwise be subject to the restrictions in Sections 5.05 and 5.06, respectively, and any Restricted Subsidiary may issue, assume or otherwise become liable for any Debt or Preferred Stock that would otherwise be subject to the restrictions in Section 5.07, provided (a) the aggregate outstanding principal amount of all other indebtedness of the Company and its Subsidiaries that is subject to the restrictions in Section
          5.05 (not including indebtedness permitted to be secured under clauses
          (a) to (i), inclusive of Section 5.05), plus (b) the aggregate Attributable Debt in respect of the Sale and Lease-Back Transactions in existence at such time (not including Sale and Lease-Back Transactions permitted by Section 5.06(i) or (ii)), plus (c) the aggregate principal amount of all Debt or Preferred Stock of any Restricted Subsidiary subject to the restrictions in Section 5.07, (not including Debt or Preferred Stock permitted under clauses (i) to (ix), inclusive, of Section 5.07) does not exceed 15% of the Consolidated Net Tangible Assets of the Company and its Consolidated Subsidiaries."

          Section 1.11. Section 10.01 of the Indenture shall be amended by replacing it, in its entirety, with the following:

          "SECTION 10.01.  Company may Consolidate, etc., Only on
                           Certain Terms.

                    The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

               (a) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (the "successor corporation") shall be a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

               (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both would become an

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          Event of Default, shall have happened and be continuing;

               (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by this Indenture, the Company or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure all Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

               (d) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with."

          Section 1.12. Section 10.02 of the Indenture shall be amended by (i) deleting the words "sale, assignment," in the second and seventh lines thereof,
(ii) deleting the words "or other disposition" in the third line thereof and
(iii) deleting the words ", conveyance or other disposition" in the eighth line thereof and replacing them with the words "or conveyance".

          Section 1.13. Section 13.01 of the Indenture shall be amended by deleting the words "except as set forth in Section 5.05," in the eleventh line thereof.


                                   ARTICLE II
                                 MISCELLANEOUS

          Section 2.1 The Indenture shall be deemed to be modified as herein provided, but, except as modified by this Second Supplemental Indenture, the Indenture shall continue in full force and effect.

          Section 2.2 The Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

          Section 2.3 This Second Supplemental Indenture shall become effective as of the date first above written.

          Section 2.4 The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except the due and valid execution hereof by the

Trustee. The Trustee's execution of this Second Supplemental Indenture should not be construed to be an approval or disapproval of the advisability of the amendments to the Indenture provided herein.

          Section 2.5 THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 2.6 This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and duly attested, all as of the day and year first above written.

                                   COLUMBIA/HCA HEALTHCARE CORPORATION


                                   By:
                                      -------------------------------------
                                      Richard L. Scott
                                      President and Chief Executive Officer

[CORPORATE SEAL]

Attest:


- ------------------------
Stephen T. Braun
Secretary
                                   HEALTHTRUST, INC. - THE HOSPITAL COMPANY


                                   By:
                                      -------------------------------------
                                      R. Clayton McWhorter
                                      President and Chief Executive Officer

[CORPORATE SEAL]

Attest:


- ------------------------
Philip D. Wheeler
Secretary

                                   THE FIRST NATIONAL BANK OF BOSTON,
                                     Trustee


                                   By:
                                      -------------------------------------
                                      Name:
                                      Title:

[CORPORATE SEAL]

Attest:


- ------------------------

STATE OF TENNESSEE  )
                    )SS
COUNTY OF DAVIDSON  )


          On the ___ day of April, 1995, before me personally came Richard L. Scott and Stephen T. Braun, to me known, who, being by me duly sworn, did depose and say that they are President and Chief Executive Officer and Secretary, respectively, of Columbia/HCA Healthcare Corporation, one of the corporations described in and which executed the foregoing instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that they signed their respective names thereto by like authority.


                                       -----------------------------------------
                                       Notary Public


STATE OF TENNESSEE  )
                    )SS
COUNTY OF DAVIDSON  )


          On the ___ day of April, 1995, before me personally came R. Clayton McWhorter and Philip D. Wheeler, to me known, who, being by me duly sworn, did depose and say that they are President and Chief Executive Officer and Secretary, respectively, of Healthtrust Inc. - The Hospital Company, one of the corporations described in and which executed the foregoing instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that they signed their respective names thereto by like authority.


                                       -----------------------------------------
                                       Notary Public